Exhibit 99.1

FOR IMMEDIATE RELEASE
October 15, 2014

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2014

Earnings Summary
(in thousands except per share data)	3Q 2014	2Q 2014	3Q 2013	9 Months 2014	9 Months 2013
Net income	$10,924	$12,195	$12,653	$33,259	$36,415
Earnings per share	$0.63	$0.70	$0.74	$1.92	$2.13
Earnings per share - diluted	$0.63	$0.70	$0.73	$1.91	$2.12

Return on average assets	1.18%	1.33%	1.38%	1.21%	1.33%
Return on average equity	9.89%	11.32%	12.39%	10.31%	11.99%
Efficiency ratio	56.82%	56.96%	54.80%	58.55%	55.89%
Tangible common equity	10.33%	10.26%	9.57%

Dividends declared per share	$0.300	$0.290	$0.291	$0.881	$0.863
Book value per share	$25.14	$24.90	$23.67

Weighted average shares	17,326	17,318	17,154	17,317	17,123
Weighted average shares - diluted	17,402	17,393	17,257	17,395	17,212

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the third quarter 2014 of $10.9 million, or $0.63 per basic share, compared to $12.7 million, or $0.74 per basic share, earned during the third quarter 2013 and $12.2 million, or $0.70 per basic share, earned during the second quarter 2014.  Net income for the quarter was adversely impacted by an increase in our loan loss provision.  Year-to-date earnings for the nine months ended September 30, 2014 were $33.3 million, or $1.92 per basic share, compared to $36.4 million, or $2.13 per basic share earned during the first nine months of 2013.  The variance from prior year is due to decreased net interest income and noninterest income, partially offset by a decrease in our provision for loan losses.

3rd Quarter 2014 Highlights

❖	CTBI’s basic earnings per share for the quarter decreased $0.11 from prior year third quarter and $0.07 from second quarter 2014. Year-to-date basic earnings per share decreased $0.21 from prior year.

❖
Net interest income for the quarter decreased 3.4% from prior year third quarter but increased 0.5% from prior quarter as our net interest margin decreased 19 basis points and 4 basis points, respectively. Average earning assets increased 1.6% from third quarter 2013 and 0.4% from prior quarter while our yield on average earning assets decreased 24 basis points and 4 basis points, respectively.  The cost of interest bearing funds decreased 5 basis points and 1 basis point, respectively, during these time periods.  Net interest income for the nine months ended September 30, 2014 decreased 2.1% from prior year.

❖
Nonperforming loans at $48.6 million increased $6.3 million from September 30, 2013 and $4.0 million from June 30, 2014.  Nonperforming assets at $81.3 million decreased $3.4 million from September 30, 2013 but increased $3.7 million from June 30, 2014.

❖
Net loan charge-offs for the quarter ended September 30, 2014 were $2.8 million, or 0.42% of average loans annualized, compared to $1.7 million, or 0.26%, experienced for the third quarter 2013 and $0.7 million, or 0.11%, for the second quarter 2014.  Year-to-date net charge-offs declined from 0.34% of average loans to 0.27%.

❖
Our loan loss provision for the quarter increased $1.2 million from prior year third quarter and $2.6 million from prior quarter.  Year-to-date provision decreased $2.0 million.  The quarterly increase in our provision was due to an increase in net charge-offs and loan portfolio growth.  Our year-to-date loan loss provision remains lower than prior year due to the year-to-date decline in net losses to average loans.

❖
Noninterest income decreased 0.5% for the quarter ended September 30, 2014 compared to the same period in 2013 but increased 9.4% from prior quarter.  The increase from prior quarter was primarily due to increased deposit service charges, trust revenue, and loan related fees.  Noninterest income for the first nine months of 2014 decreased 11.3% from prior year.  The decrease from prior year was primarily attributable to decreases in gains on sales of loans, deposit service charges, loan related fees resulting from the fluctuation in the fair value of our mortgage servicing rights, and other noninterest income due to the prior year death benefits received in bank owned life insurance.

❖
Noninterest expense for the quarter ended September 30, 2014 increased 1.1% from prior year third quarter and 2.4% from prior quarter.  Noninterest expense for the first nine months of 2014 increased 0.1% from prior year.  Increases in personnel expense and data processing expense were partially offset by decreases in net other real estate owned expense and repossession expense, as well as adjustments totaling $0.8 million to reduce the accrual for the Federal Reserve determination which was previously disclosed in our annual report on Form 10-K for the year ended December 31, 2013.

❖	Our loan portfolio increased $67.5 million from September 30, 2013 and $51.3 million during the quarter.

❖	Our investment portfolio decreased $30.3 million from September 30, 2013 and $14.0 million during the quarter.

❖	Deposits, including repurchase agreements, increased $33.2 million from September 30, 2013 and $17.1 million during the quarter.

❖	Our tangible common equity/tangible assets ratio increased to 10.33%.

Net Interest Income

Net interest income for the quarter decreased $1.2 million, or 3.4%, from prior year third quarter but increased $0.2 million, or 0.5% from prior quarter as our net interest margin decreased 19 basis points and 4 basis points, respectively, for those time periods.  The current low rate environment continues to have a negative impact on our net interest margin.  Average earning assets increased 1.6% from third quarter 2013 and 0.4% from prior quarter while our yield on average earning assets decreased 24 basis points and 4 basis points, respectively.  Loans represented 77.5% of our average earning assets for the quarter ended September 30, 2014 compared to 77.0% for the quarter ended September 30, 2013 and 76.3% for the quarter ended June 30, 2014.  At September 30, 2014, loans represented 78.7% of our earning assets, reflecting the change in earning asset mix resulting from the $51 million in loan growth during the quarter.  While interest income increased slightly during the quarter, the new loan growth was at a lower yield than our previous average book yield.  Consequently, the yield on the loan portfolio decreased as did the net interest margin. The cost of interest bearing funds decreased 5 basis points from prior year third quarter and 1 basis point from prior quarter.  Net interest income for the nine months ended September 30, 2014 decreased $2.1 million, or 2.1%, from prior year.  Assuming our cost of funds continues to plateau, pressure will be placed on our margin as our loan portfolio continues to reprice at lower rates.

Noninterest Income

Noninterest income decreased $0.1 million, or 0.5%, for the quarter ended September 30, 2014 compared to the same period in 2013 but increased $1.0 million, or 9.4%, from prior quarter.  The increase from prior quarter was primarily due to increased deposit service charges, trust revenue, and loan related fees.  Noninterest income for the first nine months of 2014 decreased 11.3% from prior year.  The decrease from prior year was primarily attributable to decreases in gains on sales of loans, deposit service charges, loan related fees, and other noninterest income.  The decrease in gains on sales of loans from prior year was reflective of the decline in secondary market residential real estate mortgage activity, and the decrease in deposit service charges from prior year was a result of the change in our processing of overdrafts.  However, gains on sales of loans and deposit service charges have increased for the past two quarters.  Deposit service charges increased $0.3 million from prior quarter with increases in overdraft revenue and Visa debit fee income.  Loan related fees were impacted by the fluctuation in the fair value of our mortgage servicing rights.  The decrease in other noninterest income was due to the prior year death benefits received in bank owned life insurance of $0.9 million.

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2014 increased 1.1% from prior year third quarter and 2.4% from prior quarter.  Noninterest expense for the first nine months of 2014 increased 0.1% from prior year.  Increases in personnel expense and data processing expense were partially offset by decreases in net other real estate owned expense and repossession expense, as well as adjustments totaling $0.8 million to reduce the accrual for the Federal Reserve determination which was previously disclosed in our annual report on Form 10-K for the year ended December 31, 2013.  The increase in personnel expense in the third quarter 2014 was the result of an increased loss experience in our health insurance plan partially offset by a decrease in the accrual for our annual performance based bonus.

Balance Sheet Review

CTBI’s total assets at $3.7 billion increased $26.2 million, or 0.7%, from September 30, 2013 and $17.5 million, or an annualized 1.9%, during the quarter.  Loans outstanding at September 30, 2014 were $2.7 billion, increasing $67.5 million, or 2.6%, from September 30, 2013 and $51.3 million, or an annualized 7.7%, during the quarter.  We experienced growth during the quarter in all loan portfolios.  The commercial loan portfolio increased $26.5 million, the indirect loan portfolio increased $16.2 million, the residential loan portfolio increased $6.9 million, and the consumer direct loan portfolio increased $1.8 million.  CTBI’s investment portfolio decreased $30.3 million, or 4.6%, from September 30, 2013 and $14.0 million, or an annualized 8.5%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion increased $33.2 million, or 1.1%, from September 30, 2013 and $17.1 million, or an annualized 2.2%, from prior quarter.

Shareholders’ equity at September 30, 2014 was $438.2 million compared to $408.7 million at September 30, 2013 and $433.9 million at June 30, 2014.  CTBI’s annualized dividend yield to shareholders as of September 30, 2014 was 3.57%.

Asset Quality

CTBI’s total nonperforming loans were $48.6 million at September 30, 2014, a 14.9% increase from the $42.3 million at September 30, 2013 and a 9.0% increase from the $44.5 million at June 30, 2014.  Nonaccrual loans increased $3.2 million for the quarter and loans 90+ days past due increased $0.8 million.  The increase in nonaccrual loans for the quarter included one hotel credit totaling $2.9 million which was previously identified as impaired.  The year over year increase of $11.8 million also includes a $7.4 million income producing commercial real estate loan relationship that was put on nonaccrual in the first quarter 2014.  The increase in loans 90+ days past due consists of an increase of $1.9 million in mortgage loans, partially offset by a decrease of $1.1 million in commercial loans.  These credits, in addition to all loans in the 90+ days past due category, are reviewed by management and are considered to be well secured and in the process of collection; therefore, these loans require no specific reserves to the allowance for loan and lease losses.  Loans 30-89 days past due at $20.9 million was a decrease of $2.4 million from September 30, 2013 and $0.6 million from June 30, 2014.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at September 30, 2014 totaled $67.0 million, compared to $63.3 million at September 30, 2013 and $66.2 million at June 30, 2014.

We continued to experience improvement in other real estate owned.  Our level of foreclosed properties at $32.7 million at September 30, 2014 was a decrease from $42.5 million at September 30, 2013 and $33.1 million at June 30, 2014.  Sales of foreclosed properties for the quarter ended September 30, 2014 totaled $1.9 million while new foreclosed properties totaled $1.8 million.  At September 30, 2014, the book value of properties under contracts to sell was $3.2 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended September 30, 2014 were $2.8 million, or 0.42% of average loans annualized, compared to $1.7 million, or 0.26%, experienced for the third quarter 2013 and $0.7 million, or 0.11%, for the second quarter 2014.  Significant increases in charge-offs quarter over quarter were recognized in both the commercial loan portfolio (41 basis points) and the consumer loan portfolio (44 basis points) while there was a modest increase in the residential loan portfolio (5 basis points).  The commercial portfolio charge-offs were impacted by a $0.5 million charge-off of a commercial real estate loan and a $0.7 million charge-off of a commercial loan to a heavy duty equipment retailer.  Management believes the increase in charge-offs in the consumer portfolio is more a reflection of the unusually low level of charge-offs in the second quarter of 2014 and not an indication of a significant change in asset quality in the consumer portfolio.  Of the total net charge-offs for the quarter, $1.6 million were in commercial loans, $0.5 million were in indirect auto loans, and $0.3 million were in residential real estate mortgage loans.  Year-to-date net charge-offs declined from 0.34% of average loans to 0.27%.  Allocations to loan loss reserves were $3.3 million for the quarter ended September 30, 2014 compared to $2.1 million for the quarter ended September 30, 2013 and $0.7 million for the quarter ended June 30, 2014.  Loan loss provision for the nine months ended September 30, 2014 decreased $2.0 million.  The quarterly increase in our provision was due to increases in net charge-offs and to fund new loan growth.  Our year-to-date loan loss provision remains lower than prior year, primarily due to the year-to-date decline in net losses to average loans.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at September 30, 2014 was 70.2% compared to 80.5% at September 30, 2013 and 75.5% at June 30, 2014.  Our loan loss reserve as a percentage of total loans outstanding decreased to 1.27% from the 1.30% at September 30, 2013 and 1.28% at June 30, 2014.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.7 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited) September 30, 2014

(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income	$35,957	$35,811	$37,455	$107,461	$111,014
Interest expense	2,969	2,978	3,305	8,890	10,325
Net interest income	32,988	32,833	34,150	98,571	100,689
Loan loss provision	3,300	735	2,129	5,380	7,349

Gains on sales of loans	303	288	653	781	2,805
Deposit service charges	6,321	5,987	6,349	17,739	18,298
Trust revenue	2,395	2,199	2,005	6,703	6,028
Loan related fees	1,128	766	1,088	2,573	3,532
Securities gains (losses)	(34)	(51)	(23)	(145)	(31)
Other noninterest income	1,893	1,783	1,999	5,392	6,633
Total noninterest income	12,006	10,972	12,071	33,043	37,265

Personnel expense	13,465	13,274	13,248	40,156	39,444
Occupancy and equipment	2,838	2,875	2,865	8,777	8,730
Data processing expense	2,017	1,933	1,850	5,875	5,438
FDIC insurance premiums	575	558	624	1,782	1,863
Other noninterest expense	6,968	6,616	7,004	21,390	22,402
Total noninterest expense	25,863	25,256	25,591	77,980	77,877

Net income before taxes	15,831	17,814	18,501	48,254	52,728
Income taxes	4,907	5,619	5,848	14,995	16,313
Net income	$10,924	$12,195	$12,653	$33,259	$36,415

Memo: TEQ interest income	$36,444	$36,298	$37,905	$108,883	$112,356

Average shares outstanding	17,326	17,318	17,154	17,317	17,123
Diluted average shares outstanding	17,402	17,393	17,257	17,395	17,212
Basic earnings per share	$0.63	$0.70	$0.74	$1.92	$2.13
Diluted earnings per share	$0.63	$0.70	$0.73	$1.91	$2.12
Dividends per share	$0.300	$0.290	$0.291	$0.881	$0.863

Average balances:
Loans	$2,656,523	$2,604,064	$2,596,805	$2,618,995	$2,572,096
Earning assets	3,426,195	3,413,628	3,372,755	3,409,905	3,386,571
Total assets	3,677,142	3,670,820	3,638,742	3,665,607	3,654,547
Deposits, including repurchase agreements	3,127,372	3,129,289	3,121,466	3,123,659	3,132,032
Interest bearing liabilities	2,544,960	2,554,122	2,578,567	2,548,602	2,591,766
Shareholders' equity	438,399	432,211	405,043	431,317	405,930

Performance ratios:
Return on average assets	1.18%	1.33%	1.38%	1.21%	1.33%
Return on average equity	9.89%	11.32%	12.39%	10.31%	11.99%
Yield on average earning assets (tax equivalent)	4.22%	4.26%	4.46%	4.27%	4.44%
Cost of interest bearing funds (tax equivalent)	0.46%	0.47%	0.51%	0.47%	0.53%
Net interest margin (tax equivalent)	3.88%	3.92%	4.07%	3.92%	4.03%
Efficiency ratio (tax equivalent)	56.82%	56.96%	54.80%	58.55%	55.89%

Loan charge-offs	$3,470	$1,629	$2,519	$7,644	$8,822
Recoveries	(643)	(896)	(802)	(2,346)	(2,241)
Net charge-offs	$2,827	$733	$1,717	$5,298	$6,581

Market Price:
High	$36.35	$38.60	$37.76	$41.13	$37.76
Low	$33.47	$32.33	$32.55	$32.33	$29.23
Close	$33.63	$34.22	$36.90	$33.63	$36.90

Community Trust Bancorp, Inc.
Financial Summary (Unaudited) September 30, 2014

(in thousands except per share data and # of employees)

	As of	As of	As of
	September 30, 2014	June 30, 2014	September 30, 2013
Assets:
Loans	$2,683,905	$2,632,609	$2,616,365
Loan loss reserve	(34,090)	(33,617)	(34,013)
Net loans	2,649,815	2,598,992	2,582,352
Loans held for sale	367	895	768
Securities AFS	633,572	647,536	663,916
Securities HTM	1,662	1,662	1,662
Other equity investments	22,814	22,814	30,559
Other earning assets	66,971	76,653	46,156
Cash and due from banks	62,510	72,637	74,252
Premises and equipment	50,604	50,552	51,898
Goodwill and core deposit intangible	66,020	66,074	66,234
Other assets	115,751	114,787	126,057
Total Assets	$3,670,086	$3,652,602	$3,643,854

Liabilities and Equity:
NOW accounts	$33,208	$28,851	$26,889
Savings deposits	930,225	911,073	864,073
CD's >=$100,000	592,684	601,602	627,347
Other time deposits	685,964	694,075	739,179
Total interest bearing deposits	2,242,081	2,235,601	2,257,488
Noninterest bearing deposits	660,100	651,588	616,796
Total deposits	2,902,181	2,887,189	2,874,284
Repurchase agreements	220,095	217,979	214,755
Other interest bearing liabilities	73,654	77,774	106,590
Noninterest bearing liabilities	35,918	35,782	39,548
Total liabilities	3,231,848	3,218,724	3,235,177
Shareholders' equity	438,238	433,878	408,677
Total Liabilities and Equity	$3,670,086	$3,652,602	$3,643,854

Ending shares outstanding	17,431	17,421	17,267
Memo: Market value of HTM securities	$1,631	$1,632	$1,614

30 - 89 days past due loans	$20,877	$21,466	$23,274
90 days past due loans	19,607	18,807	25,133
Nonaccrual loans	28,951	25,725	17,131
Restructured loans (excluding 90 days past due and nonaccrual)	44,926	45,756	42,630
Foreclosed properties	32,747	33,062	42,481
Other repossessed assets	5	5	-

Tier 1 leverage ratio	11.97%	11.83%	11.29%
Tier 1 risk based ratio	16.57%	16.66%	15.71%
Total risk based ratio	17.82%	17.91%	16.96%
Tangible equity to tangible assets ratio	10.33%	10.26%	9.57%
FTE employees	1,013	1,016	1,026

Community Trust Bancorp, Inc.
Financial Summary (Unaudited) September 30, 2014

(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2014 and 2013 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Net income	$10,924	$12,653	$33,259	$36,415

Basic earnings per share	$0.63	$0.74	$1.92	$2.13

Diluted earnings per share	$0.63	$0.73	$1.91	$2.12

Average shares outstanding	17,326	17,154	17,317	17,123

Total assets (end of period)	$3,670,086	$3,643,854

Return on average equity	9.89%	12.39%	10.31%	11.99%

Return on average assets	1.18%	1.38%	1.21%	1.33%

Provision for loan losses	$3,300	$2,129	$5,380	$7,349

Gains on sales of loans	$303	$653	$781	$2,805